                                                                       EXHIBIT 1


                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Members
CE Generation, LLC
Omaha, Nebraska

     We have audited the accompanying consolidated balance sheet of CE Generation, LLC and subsidiaries (collectively, the "Company") as of December 31, 2002, and the related consolidated statements of operations and other comprehensive income, members' equity, and cash flows for the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CE Generation, LLC and subsidiaries as of December 31, 2002 and the results of their operations and their cash flows for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 2 to the consolidated financial statements, in 2002 the Company changed its accounting policy for goodwill and other intangible assets.


Omaha, Nebraska                                 (Signed) "DELOITTE & TOUCHE LLP"
January 24, 2003 (January 29, 2003 as to Note 11
and September 23, 2003 as to Note 12)

                       CE GENERATION, LLC AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 2002

(Amounts in Thousands)

                                                                                                                       DECEMBER 31,
                                                                                                                           2002
                                                                                                                       ------------
ASSETS
Current assets:
  Cash and cash equivalents....................................................................................            $43,706
  Restricted cash..............................................................................................             60,238
  Accounts receivable, net of allowance for doubtful accounts of $6,496........................................             63,554
  Prepaid expenses and other assets............................................................................              9,943
  Inventories..................................................................................................             25,049
                                                                                                                            ------

    Total current assets.......................................................................................            202,490
Restricted cash................................................................................................             14,299
Properties, plants, contracts and equipment, net...............................................................          1,234,408
Excess of cost over fair value of net assets acquired..........................................................            265,897
Note receivable from related party.............................................................................            137,789
Deferred financing charges and other assets....................................................................             10,153
                                                                                                                            ------

TOTAL ASSETS...................................................................................................         $1,865,036
                                                                                                                        ==========

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable and other accrued liabilities...............................................................            $63,103
  Due to affiliates............................................................................................                406
  Current portion of long-term debt............................................................................             86,656
                                                                                                                            ------

    Total current liabilities..................................................................................            150,165
  Project loans................................................................................................            122,573
  Salton Sea notes and bonds...................................................................................            463,591
  Senior secured bonds.........................................................................................            338,400
  Deferred income taxes........................................................................................            248,033
                                                                                                                           -------

    Total liabilities..........................................................................................          1,322,762
Minority interest..............................................................................................             52,379
Commitments and contingencies (Notes 4 and 10)
Members' equity................................................................................................            499,748
Accumulated other comprehensive loss, net......................................................................             (9,853)
                                                                                                                           -------

  Total members' equity........................................................................................            489,895
                                                                                                                           -------

TOTAL LIABILITIES AND MEMBERS' EQUITY..........................................................................          $1,865,036
                                                                                                                         ==========



        (Signed) "IAN A. BOURNE"                    (Signed) "TOM COYLE"

              Ian A. Bourne                               Tom Coyle
                Director                                  Director


      THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                       CE GENERATION, LLC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                         AND OTHER COMPREHENSIVE INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002

(Amounts in Thousands)

                                                                                                                       DECEMBER 31,
                                                                                                                           2002
                                                                                                                       ------------
REVENUE:
Operating revenue..............................................................................................            $500,729
Interest and other income......................................................................................               9,353
                                                                                                                              -----

  Total revenue................................................................................................             510,082
COSTS AND EXPENSES:
Fuel...........................................................................................................             121,736
Plant operations...............................................................................................             134,065
General and administrative.....................................................................................               6,899
Depreciation and amortization..................................................................................              82,055
Interest expense...............................................................................................              76,697
                                                                                                                             ------

  Total costs and expenses.....................................................................................             421,452
                                                                                                                            -------

INCOME BEFORE PROVISION FOR INCOME TAXES.......................................................................              88,630
Provision for income taxes.....................................................................................               9,559
                                                                                                                              -----

INCOME BEFORE MINORITY INTEREST................................................................................              79,071
Minority interest..............................................................................................              20,757
                                                                                                                             ------

NET INCOME.....................................................................................................             $58,314
                                                                                                                            =======

OTHER COMPREHENSIVE INCOME:
Unrealized loss on cash flow hedges, net of tax of $1,438......................................................              (2,157)
                                                                                                                             ------

COMPREHENSIVE INCOME...........................................................................................             $56,157
                                                                                                                            =======


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                       CE GENERATION, LLC AND SUBSIDIARIES
                    CONSOLIDATED STATEMENT OF MEMBERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 2002

(Amounts in Thousands)

                                                                                         MEMBERS'      ACCUMULATED OTHER
                                                                                          EQUITY     COMPREHENSIVE INCOME    TOTAL
                                                                                         --------    --------------------  --------
BALANCE, JANUARY 1, 2002...........................................................      $475,073           $(7,696)       $467,377
Distributions......................................................................       (33,639)             --           (33,639)
Net income.........................................................................        58,314              --            58,314
Other comprehensive income:
  Change in fair value of cash flow hedges.........................................         --               (2,157)         (2,157)
                                                                                         --------           -------        --------

BALANCE, DECEMBER 31, 2002.........................................................      $499,748           $(9,853)       $489,895
                                                                                         ========           =======        ========


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                       CE GENERATION, LLC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2002

(Amounts in Thousands)

                                                                                                                       DECEMBER 31,
                                                                                                                           2002
                                                                                                                       ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.....................................................................................................             $58,314
Adjustments to reconcile net income to cash flows from operating activities:
  Depreciation and amortization................................................................................              82,055
  Provision for deferred income taxes..........................................................................              10,490
  Distributions to minority interest in excess of related income...............................................              (5,222)
Changes in other items:
  Accounts receivable, net.....................................................................................              65,171
  Inventories..................................................................................................              (1,344)
  Due from affiliates..........................................................................................                 538
  Accounts payable and other accrued liabilities...............................................................             (12,397)
  Other assets.................................................................................................                 (58)
                                                                                                                            -------

    Net cash flows from operating activities...................................................................             197,547
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.........................................................................................             (28,640)
  Increase in restricted cash..................................................................................                (290)
                                                                                                                               ----

    Net cash flows from investing activities...................................................................             (28,930)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of Salton Sea notes and bonds......................................................................             (28,572)
  Repayment of Senior Secured bonds............................................................................             (20,600)
  Proceeds from related party note.............................................................................               2,107
  Repayment of project loans...................................................................................             (35,864)
  Distributions................................................................................................             (33,639)
  Increase in restricted cash..................................................................................             (43,213)
                                                                                                                            -------

    Net cash flows from financing activities...................................................................            (159,781)
                                                                                                                           --------

NET INCREASE IN CASH AND CASH EQUIVALENTS......................................................................               8,836
Cash and cash equivalents at beginning of year.................................................................              34,870
                                                                                                                             ------

CASH AND CASH EQUIVALENTS AT END OF YEAR.......................................................................             $43,706
                                                                                                                            =======

SUPPLEMENTAL DISCLOSURE:
  Interest paid, net of interest capitalized...................................................................             $74,067
                                                                                                                            =======

  Income taxes paid............................................................................................              $1,199
                                                                                                                             ======


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                       CE GENERATION, LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION AND OPERATIONS

     MidAmerican Energy Holdings Company ("MidAmerican" or "MEHC") completed a strategic restructuring in conjunction with its acquisition of MHC Inc. (formerly MidAmerican Energy Holdings Company) in which MEHC's common stock interests in Magma Power Company, FSRI Holdings, Inc. ("FSRI") and California Energy Development Corporation, and their subsidiaries (which own the geothermal and natural gas-fired combined cycle cogeneration facilities described below), were contributed by MEHC to the newly created CE Generation, LLC ("CE Generation" or the "Company"). This restructuring was completed in February 1999.

     On March 3, 1999, MEHC closed the sale of 50% of its ownership interests in CE Generation to El Paso CE Generation Holding Company, which was merged into El Paso Merchant Energy North America Company on December 31, 2000 ("EPME"). EPME is an indirect subsidiary of El Paso Corporation.

     BASIS OF PRESENTATION

     These consolidated financial statements of CE Generation reflect the consolidated financial statements of Magma Power Company and subsidiaries and FSRI and subsidiaries and Yuma Cogeneration Associates, each a wholly-owned subsidiary. All intercompany transactions and balances have been eliminated in consolidation.

     Based on the nature of the Company's products, the production process, types of customers and the method used to distribute products; the regulatory environment and the economic characteristics of its operations, the Company has determined that it operates in one reportable segment.

     GENERAL

     CE Generation is engaged in the independent power business. The following table sets out information concerning CE Generation's projects:

                                                                FACILITY NET     NET MW        LOCATION    POWER PURCHASE AGREEMENT
     OPERATING PROJECT                                         CAPACITY (MW)      OWNED                          EXPIRATION
     -----------------                                         -------------     ------       ----------   ------------------------
     GEOTHERMAL FACILITIES:
     Salton Sea Projects
       Salton Sea I.......................................                10         10       California             2017
       Salton Sea II......................................                20         20       California             2020
       Salton Sea III.....................................                50         50       California             2019
       Salton Sea IV......................................                40         40       California             2026
       Salton Sea V.......................................                49         49       California         Year-to-year
         Total Salton Sea Projects........................               169        169
     Partnership Projects
       Vulcan.............................................                34         34       California             2016
       Elmore.............................................                38         38       California             2018
       Leathers...........................................                38         38       California             2019
       Del Ranch..........................................                38         38       California             2019
       CE Turbo...........................................                10         10       California         Year-to-year
         Total Partnership Projects.......................               158        158
       Total geothermal facilities........................               327        327
     GAS FACILITIES:
       Saranac............................................               240        180        New York              2009
       Power Resources....................................               200        200         Texas                2003
       Yuma...............................................                50         50        Arizona               2024
         Total gas facilities.............................               490        430
     TOTAL OPERATING PROJECTS.............................               817        757

     Salton Sea I, II, III, IV and V are referred as the Salton Sea Projects. Vulcan, Del Ranch, Elmore, Leathers and CE Turbo are referred to as the Partnership Projects. The Salton Sea Projects and the Partnership Projects are collectively referred to as the Imperial Valley Projects. Saranac, Power Resources and Yuma are referred to as the Gas Projects.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH EQUIVALENTS

     CE Generation considers all investment instruments purchased with an original maturity of three months or less to be cash equivalents. Restricted cash is not considered a cash equivalent.

     RESTRICTED CASH

     The current restricted cash balance is composed of debt service funds that are legally restricted as to their use and require the maintenance of specific minimum balances equal to the next debt service payment. The non-current restricted cash balance is composed of restricted accounts for capital expenditures and major maintenance expenditures.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The allowance for doubtful accounts is based on the Company's assessment of the collectibility of specific customer accounts and the aging of the accounts receivable. If there is deterioration of a major customer's credit worthiness or actual defaults are higher than the Company's historical experience, estimates of the recoverability of amounts due it could be adversely affected.

     INVENTORIES

     Inventories consist of spare parts and supplies and are valued at the lower of cost or market. Cost for large replacement parts is determined using the specific identification method. For the remaining supplies, cost is determined using the weighted average cost method.

     WELL COSTS

     The cost of drilling and equipping production wells and other direct costs, are capitalized and amortized on a straight line basis over their estimated useful lives when production commences. The estimated useful lives of production wells are twenty years.

     PROPERTIES, PLANTS, CONTRACTS, EQUIPMENT AND DEPRECIATION

     The cost of major additions and betterments are capitalized, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed.

     Depreciation of the operating power plant costs, net of salvage value if applicable, is computed on the straight-line method over the estimated useful life of 30 years. Depreciation of furniture, fixtures and equipment is computed on the straight-line method over the estimated useful lives of the related assets, which range from 3 to 30 years.

     Acquired power sales agreements are amortized separately on a straight line basis over the remaining contract periods which have ranged from 7 to 30 years at the date of acquisition.

     IMPAIRMENT OF LONG-LIVED ASSETS

     The Company's long-lived assets consist primarily of property, plant and equipment and intangible assets with useful lives that range from 3 to 40 years. The Company believes the useful lives of its long-lived assets are reasonable.

     The Company also evaluates long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Triggering events include a significant change in the extent or manner in which long-lived assets are being used or in its physical condition, in legal factors, or in the business climate that could affect the value of the long-lived assets, including changes in regulation. The interpretation of such events requires judgment from management as to whether such an event has occurred and is required. If an event occurs that could effect the carrying value of the asset and management does not identify it as a triggering event, future results of operations could be significantly affected.

     Upon the occurrence of a triggering event, the carrying amount of a long-lived asset is reviewed to assess whether the recoverable amount has declined below its carrying amount. The recoverable amount is the estimated net future cash flows that the Company expects to recover from the future use of the asset, undiscounted and without interest, plus the asset's residual value on disposal. Where the recoverable amount of the long-lived asset is less than the carrying value, an impairment loss would be recognized to write down the asset to its fair value, which is based on discounted estimated cash flows from the future use of the asset.

     The estimated cash flows arising from future use of the asset that are used in the impairment analysis requires judgment regarding what the Company would expect to recover from future use of the asset. Any changes in the estimates of cash flows arising from future use of the asset or the residual value of the asset on disposal based on changes in the market conditions, changes in the use of the assets, management's plans, the determination of the useful life of the assets and technology change in the industry could significantly change the calculation of the fair value or recoverable amount of the asset and the resulting impairment loss, which could significantly affect the results of operations.

     EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED

     On January 1, 2002, CE Generation adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which establishes the accounting for acquired goodwill and other intangible assets, and provides that goodwill and indefinite-lived intangible assets will not be amortized, but will be tested for impairment on an annual basis. CE Generation's related amortization consists solely of goodwill amortization, which has no income tax effect. In accordance with SFAS 142, CE Generation completed its initial goodwill impairment test, as of January 1, 2002, and its annual goodwill impairment test, as of October 31, 2002, during the fourth quarter of 2002, primarily using a discounted cash flow methodology. No impairment was indicated as a result of the impairment tests.

     INTANGIBLE ASSETS

     The following table summarizes the acquired intangible assets as of December 31 (in thousands):

                                                                                               DECEMBER 31, 2002
                                                                                     ----------------------------------
                                                                                     GROSS CARRYING         ACCUMULATED
                                                                                         AMOUNT            AMORTIZATION
                                                                                     --------------        ------------
     Amortized Intangible Assets:
     Power Purchase Contracts...............................................               $338,716            $203,685
     Patented Technology....................................................                 46,290              15,385
                                                                                             ------              ------

       Total................................................................               $385,006            $219,070
                                                                                           ========            ========

     Amortization expense on acquired intangible assets was $18.3 million for the year ended December 31, 2002. CE Generation expects amortization expense on acquired intangible assets to be $18.1 million for 2003 and $14.9 million for each of the four succeeding fiscal years.

     CAPITALIZATION OF INTEREST AND DEFERRED FINANCING COSTS

     Prior to the commencement of operations, interest is capitalized on the costs of the plants and geothermal resource development to the extent incurred. Capitalized interest and other deferred charges are amortized on a straight-line basis over the lives of the related assets.

     Deferred financing costs are amortized over the term of the related financing using the effective interest method.

     REVENUE RECOGNITION

     Revenues are recorded based upon electricity and steam delivered to the end of the month. See Note 3 for contractual terms of power sales agreements. Royalties earned from providing geothermal resources to power plants operated by other geothermal power producers are recorded when delivered.

     INCOME TAXES

     CE Generation and its subsidiaries file a consolidated federal tax return. Deferred tax assets and liabilities are recognized based on the difference between the financial statement and tax bases of assets and liabilities using estimated tax rates in effect for the year in which the differences are expected to reverse.

     FINANCIAL INSTRUMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards 133/138, "Accounting for Derivative Instruments and Hedging Activities", which was delayed by SFAS 137 and amended by SFAS 138. SFAS 133/138 requires an entity to recognize all of its derivatives as either assets or liabilities in its statement of financial position and measure those instruments at fair value. CE Generation adopted SFAS 133/138 effective January 1, 2001. These interest rate swap agreements are considered cash flow hedges and therefore the offset is recorded in accumulated other comprehensive income. The adoption did not have an impact on results or operations or cash flows.

     CE Generation utilizes swap agreements to manage market risks and reduce its exposure resulting from fluctuation in interest rates. For interest rate swap agreements, the net cash amounts paid or received on the agreements are accrued and recognized as an adjustment to interest expense. CE Generation's practice is not to hold or issue financial instruments for trading purposes. These instruments are either exchange traded or with counterparties of high credit quality; therefore, the risk of nonperformance by the counterparties is considered to be negligible.

     Fair values of financial instruments are estimated based on quoted market prices for debt issues actively traded or on market prices of similar instruments and/or valuation techniques using market assumptions.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     NEW ACCOUNTING PRONOUNCEMENTS

     In August 2001, the FASB, issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). This statement provides accounting and disclosure requirements for retirement obligations associated with long-lived assets and is effective January 1, 2003. This statement requires that the present value of retirement costs for which the Company has a legal obligation be recorded as liabilities with an equivalent amount added to the asset cost and depreciated over an appropriate period. The liability is then accreted over time by applying an interest method of allocation to the liability. Cumulative accretion and accumulated depreciation will be recognized for the time period from the date the liability would have been recognized had the provisions of this statement been in effect, to the date of adoption of this statement. The cumulative effect of initially applying this statement will be recognized as a cumulative effect of a change in accounting principle that is expected to be $2.5 million, net of tax of $1.6 million, in January 2003.

     The Company's review identified legal retirement obligations for landfill and plant abandonment costs. The Company will record liabilities pursuant to SFAS No. 143 in January 2003. The Company used an expected cash flow approach to measure the obligations. The following proforma liabilities reflect amounts as if this statement had been applied during the period (in thousands):

                                                                          DECEMBER 31,
                                                                              2002
                                                                          ------------
     Plant abandonment............................................              $3,798
     Landfill abandonment.........................................               3,663

     The plant abandonment had no previously recorded liability. The landfill abandonment had a previously recorded liability of $1.5 million.

     In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The recognition provisions of FIN 45 are effective for any guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company does not expect the adoption of FIN 45 to have a material effect on its financial position, results of operations, or cash flows.

     3. PROPERTIES, PLANTS, CONTRACTS AND EQUIPMENT, NET

     Properties, plants, contracts and equipment comprise the following at December 31 (in thousands):

                                                                          DECEMBER 31,
                                                                              2002
                                                                          ------------
     Cost:
       Power plants...............................................          $1,288,281
       Wells and resource development.............................             180,151
       Power sales agreements.....................................             338,716
       Licenses and equipment.....................................              50,501
                                                                                ------

                                                                             1,857,649
     Accumulated depreciation and amortization....................            (623,241)
                                                                              --------

                                                                            $1,234,408
                                                                            ==========

     SIGNIFICANT CUSTOMERS AND CONTRACTS

     CE Generation's sales of electricity from the Imperial Valley Projects, comprised approximately 37% of 2002 electricity and steam revenues. Of these sales, approximately 95% were to Southern California Edison ("Edison") in 2002. Sales of electricity from the Saranac Project comprised approximately 37% of the 2002 electricity and steam revenues. Of these sales approximately 98% were to New York State Electric and Gas ("NYSEG"). Sales of electricity from the Power Resources Project comprised approximately 19% of the 2002 electricity and steam revenues. Of these sales approximately 97% were to TXU Generation Company LP ("TXU"). Accounts receivable, approximately $25.1 million of which are from Edison, approximately $16 million from NYSEG and approximately $8 million from TXU are primarily uncollateralized receivables from long-term power purchase contracts described below. If the customers were unable to perform, CE Generation could incur an accounting loss equal to $63.6 million at December 31, 2002.

     IMPERIAL VALLEY PROJECTS

     Each of the Imperial Valley Projects, excluding the CE Turbo and Salton Sea V Projects, sells electricity to Edison pursuant to a separate Standard Offer No. 4 Agreement ("SO4 Agreement") or a negotiated power purchase agreement. Each power purchase agreement is independent of the others, and the performance requirements specified within one such agreement apply only to the Project, which is subject to the agreement. The power purchase agreements provide for energy payments, capacity payments and capacity bonus payments. Edison makes fixed annual capacity payments and capacity bonus payments to the projects to the extent that capacity factors exceed certain benchmarks. The price for capacity is fixed for the life of the SO4 Agreements and are significantly higher in the months of June through September.

     Energy payments for the SO4 Agreement were at increasing fixed rates for the first ten years after firm operation and thereafter at a rate based on the cost that Edison avoids by purchasing energy from the project instead of obtaining the energy from other sources ("Avoided Cost of Energy"). In June and November 2001, the Imperial Valley Projects, excluding the CE Turbo and Salton Sea V Projects, entered into Agreements Addressing Renewable Energy Pricing and Payment Issues with Edison ("Settlement Agreements"). The Settlement Agreements provide for amended energy payments under the SO4 Agreements. The amendments provide for fixed energy payments per kWh in lieu of Edison's Avoided Cost of Energy. The fixed energy payment was 3.25 cents per kWh from December 1, 2001 through April 30, 2002 and 5.37 cents per kWh commencing May 1, 2002 for a five-year period. Following the five-year period, the energy payments revert back to Edison's Avoided Cost of Energy.

     For the year ended December 31, 2002, Edison's average Avoided Cost of Energy was 3.5 cents per kWh. Estimates of Edison's future Avoided Cost of Energy vary substantially from year to year.

     The Salton Sea I Project contracts to sell electricity to Edison pursuant to a 30-year negotiated power purchase agreement that commenced on July 1, 1987, as amended (the "Salton Sea I PPA"). The contract capacity and contract nameplate are each 10 MW. The capacity payment is based on the firm capacity price, which adjusts quarterly based on a basket of energy indices for the term of the Salton Sea I PPA is currently $154.45 per Kw-year. The capacity payment is approximately $1.1 million per annum. The energy payment is calculated using a Base Price (defined as the initial value of the energy payment (4.7 cents per kWh for the second quarter of 1992)), which is subject to quarterly adjustments based on a basket of indices. The time period weighted average energy payment for Salton Sea I was 5.8 cents per kWh during 2002. As the Salton Sea I PPA is not an SO4 Agreement, the energy payments do not revert to Edison's Avoided Cost of Energy.

     The Salton Sea II Project contracts to sell electricity to Edison pursuant to a 30-year modified SO4 Agreement that commenced on April 5, 1990. The contract capacity and contract nameplate are 15 MW (16.5 MW during on-peak periods) and 20 MW, respectively. The price for contract capacity and contract capacity bonus payments are fixed for the life of the modified SO4 Agreement. The annual capacity and bonus payments are approximately $3.3 million. The energy payments for the first ten-year period, which period expired on April 4, 2000, were levelized at a time period weighted average of 10.6 cents per kWh. Thereafter, the monthly energy payment was based on Edison's Avoided Cost of Energy. Edison is entitled to receive, at no cost, 5% of all energy delivered in excess of 80% of contract capacity through September 30, 2004.

     The Salton Sea III Project contracts to sell electricity to Edison pursuant to a 30-year modified SO4 Agreement that commenced on February 13, 1989. The contract capacity and the contract nameplate are 47.5 MW and 49.8 MW, respectively. The price for contract capacity payments and capacity bonus payments is fixed at $175 per Kw-year. The annual capacity and bonus payments are approximately $9.7 million. The energy payments for the first ten-year period, which period expired on February 12, 1999, were levelized at a time period weighted average of 9.8 cents per kWh. Thereafter, the energy payment was based on Edison's Avoided Cost of Energy.

     The Salton Sea IV Project contracts to sell electricity to Edison pursuant to a modified SO4 Agreement which provides for contract capacity payments on 34 MW of capacity at two different rates based on the respective contract capacities deemed attributable to the original Salton Sea I PPA option (20 MW) and to the original Salton Sea IV SO4 Agreement ("Fish Lake PPA") (14 MW). The capacity payment price for the 20 MW portion adjusts quarterly based upon specified indices and the capacity payment price for the 14 MW portion is a fixed levelized rate. The capacity and bonus payments in 2002 were approximately $5.5 million. The energy payment (for deliveries up to a rate of 39.6 MW) is at a base price, adjusted quarterly based on specified indices, for 55.6% of the total energy delivered by Salton Sea IV and is based on an energy payment schedule for 44.4% of the total energy delivered by Salton Sea IV. The contract has a 30-year term but Edison is not required to purchase the 20 MW of capacity and energy originally attributable to the Salton Sea I PPA option after September 30, 2017, the original termination date of the Salton Sea I PPA.

     The Salton Sea V Project, which commenced operations in the third quarter of 2000, will sell approximately 22 MW of its output to Minerals pursuant to a 33-year power sales agreement. The agreement provides for energy payments based on the market rates available to the Salton Sea V Project, adjusted for wheeling costs. The Salton Sea V Project sells its remaining output through other market transactions.

     The Vulcan Project contracts to sell electricity to Edison under a 30-year SO4 Agreement that commenced on February 10, 1986. The Vulcan Project has a contract capacity and contract nameplate of 29.5 MW and 34 MW, respectively. The annual capacity and bonus payments are approximately $5.5 million.

     The Elmore Project contracts to sell electricity to Edison under a 30-year SO4 Agreement that commenced on January 1, 1989. The contract capacity and contract nameplate are 34 MW and 38 MW, respectively. The annual capacity and bonus payments are approximately $7.9 million.

     The Leathers Project contracts to sell electricity to Edison pursuant to a 30-year SO4 Agreement that commenced on January 1, 1990. The contract capacity and contract nameplate are 34 MW and 38 MW, respectively. The annual capacity and bonus payments are approximately $7.5 million. The energy payment is based on Edison's Avoided Cost of Energy.

     The Del Ranch Project contracts to sell electricity to Edison under a 30-year SO4 Agreement that commenced on January 2, 1989. The contract capacity and contract nameplate are 34 MW and 38 MW, respectively. The annual capacity and bonus payments are approximately $7.9 million.

     The CE Turbo Project, which commenced commercial operation in the third quarter of 2000, sells its output through market transactions. The CE Turbo Project may sell its output to CalEnergy Minerals LLC ("Minerals"), a zinc facility owned by a subsidiary of MidAmerican, pursuant to a 33-year power purchase agreement. The agreement provides for energy payments based on the market rates available to the CE Turbo Project, adjusted for wheeling costs.

     The Imperial Valley Projects other than the Salton Sea I Project receive transmission service from the Imperial Irrigation District to deliver electricity to Edison near Mirage, California. These projects pay a rate based on the Imperial Irrigation District's cost of service, which was $1.70 per month per kilowatt of service provided for 2002 and recalculated annually. The transmission service and interconnection agreements expire in 2015 for the Partnership Projects, 2019 for the Salton Sea III Project, 2020 for the Salton Sea II Project and 2026 for the Salton Sea IV Project. The Salton Sea V and the CE Turbo Projects have entered into 30-year agreements with similar terms with the Imperial Irrigation District. The Salton Sea I Project delivers energy to Edison at the project site and has no transmission service agreement with the Imperial Irrigation District.

     ROYALTIES

     Royalty expense for the year ended December 31, 2002, which is included in plant operations in the consolidated statements of operations, comprise the following (in thousands):

                                                                          DECEMBER 31,
                                                                              2002
                                                                          ------------
     Salton Sea I & II............................................                $772
     Salton Sea III...............................................               1,891
     Salton Sea IV................................................               3,965
     Salton Sea V.................................................                 212
     Vulcan.......................................................                 689
     Elmore.......................................................                 906
     Leathers.....................................................               1,178
     Del Ranch....................................................               1,169
     CE Turbo.....................................................                  41
                                                                                    --

     Total........................................................             $10,823
                                                                               =======

     The Imperial Valley Projects obtain their geothermal resource rights from Magma Power Company and Magma Land Company I, wholly-owned subsidiaries of the Company.

     The Partnership Projects pay royalties based on both energy revenues and total electricity revenues. Del Ranch and Leathers pay royalties of approximately 5% of energy revenues and 1% of total electricity revenue. Elmore pays royalties of approximately 5% of energy revenues. Vulcan pays royalties of approximately 4.167% of energy revenues.

     The Salton Sea Project's weighted average royalty expense in 2002 was approximately 9.8%. The royalties are paid to numerous recipients based on varying percentages of electrical or steam production multiplied by published indices.

     GAS PROJECTS

     The Saranac Project sells electricity to NYSEG pursuant to a 15-year negotiated power purchase agreement (the "Saranac PPA"), which provides for capacity and energy payments. Capacity payments, which in 2002 total 2.68 cents per kWh are received for electricity produced during "peak hours" as defined in the Saranac PPA and escalate at approximately 4.1% annually for the remaining term of the contract. Energy payments, which averaged 7.86 cents per kWh in 2002, escalate at approximately 4.4% annually for the remaining term of the Saranac PPA. The Saranac PPA expires in June of 2009. The Saranac Project sells steam to Georgia-Pacific and Tenneco Packaging under long-term steam sales agreements. CE Generation believes that these agreements will enable the Saranac Project to sell the minimum annual quantity of steam necessary for the Saranac Project to maintain its qualifying facility status under the Public Utility Regulatory Policies Act of 1978, ("PURPA") for the term of the Saranac PPA.

     The Saranac Project purchases natural gas from Coral Energy under a 15-year gas supply agreement that expires in 2009. The price was $3.24 per million MMBtu, at December 2002 and escalates at the rate of 4% per year. Coral Energy delivers the gas to the pipeline owned by the Saranac Project's subsidiary, North Country Gas Pipeline, which transports the gas to the Saranac Project.

     The Power Resources Project sells electricity to TXU pursuant to a 15-year negotiated power purchase agreement ("the Power Resources PPA"), which provides for capacity and energy payments. Capacity payments and energy payments, which in 2002 are $3.6 million per month and 3.5 cents per kWh, respectively, escalate at 3.5% annually for the remaining term of the Power Resources PPA. The Power Resources PPA expires in September 2003. The Power Resources Project sells steam to Fina Oil and Chemical under a 15-year agreement. Power Resources has agreed to supply Fina with up to 150,000 pounds per hour of steam. As long as the Power Resources Project meets its supply obligations, Fina is required to purchase at least the minimum amount of steam per year required to allow the Power Resources Project to maintain its qualifying facility status under PURPA.

     Fina Oil and Chemical supplies 3,600 MMBtu of refinery fuel gas to the Power Resources project under an agreement that expires in 2003. The delivery point is at the Power Resources Project. The price was $3.02 per MMBtu in 2002 and escalates at 2% per year. Dominion Oklahoma Texas Exploration and Production, Inc., ("Dominion"), formerly Louis Dreyfus Natural Gas Corporation, also supplies natural gas for the Power Resources Project under a gas supply agreement that expires in 2003. The price for the first 31,200 MMBtu per day under the agreement was $2.48 per MMBtu in 2002 and escalates incrementally to $2.57 per MMBtu in 2003. The price for the second 3,000 MMBtu per day under the agreement is set at the West Texas spot price plus $.05 per MMBtu. Additional gas may be purchased under the agreement at prices that are negotiated with Dominion. Dominion delivers the gas to Westar Transmission System, which transports the gas for Power Resources to the project at a rate of $.06 to $.12 per MMBtu depending upon the point of entry into the Westar Transmission system.

     Depending upon several market variables, the Power Resources Project could continue operation after the expiration of the Power Resources PPA. On December 30, 2002, Power Resources obtained an exempt wholesale generator order from the Federal Energy Regulatory Commission.

     The Saranac and Power Resources Projects each delivers energy to its respective power purchaser at or near the site of its project and does not utilize transmission service provided by any other party. The facilities to interconnect each of these projects to the system of the power purchaser were constructed under the terms of its power purchase agreement.

     The Yuma Project sells electricity to San Diego Gas & Electric Company ("SDG&E") under an existing 30-year power purchase contract commencing in May 1994. The energy is sold at SDG&E's Avoided Cost of Energy and the capacity is sold to SDG&E at a fixed price for the life of the power purchase contract. The annual capacity payments are approximately $8.4 million. The power is wheeled to SDG&E over transmission lines constructed and owned by Arizona Public Service Company ("APS"). The Yuma Project sells steam to Queen Carpet, Inc. pursuant to an agreement that expires on May 1, 2024. Queen Carpet is required to take a minimum of 126,900 MMBtus of steam per year, which the Yuma Project needs to maintain its qualifying facility status under PURPA.

     The Yuma Project purchases natural gas from Southwest Gas Corporation ("Southwest Gas"). The Yuma Project is entitled to direct Southwest Gas to purchase gas from any of several gas supply basins and transport it to the project. The Yuma Project pays a price based on the applicable index for the relevant basin. The agreement may be terminated by either party, in which case Southwest Gas would be required to provide gas transportation service under its transportation tariff to the Yuma Project.

4.   PROJECT LOANS

     Each of CE Generation's direct or indirect subsidiaries is organized as a legal entity separate and apart from CE Generation and its other subsidiaries and MEHC. Pursuant to separate project financing agreements, the assets of each subsidiary (excluding Yuma) are pledged or encumbered to support or otherwise provide the security for their own project or subsidiary debt. It should not be assumed that any asset of any subsidiary of CE Generation, will be available to satisfy the obligations of CE Generation or any of its other subsidiaries; provided, however, that unrestricted cash or other assets which are available for distribution may, subject to applicable law and the terms of financing arrangements for such parties, be advanced, loaned, paid as dividends or otherwise distributed or contributed to CE Generation or affiliates thereof. "Subsidiary" means all of CE Generation's direct or indirect subsidiaries (1) owning direct or indirect interests in the Imperial Valley Projects (including the Salton Sea Projects and the Partnership Projects other than Magma Power Company and Salton Sea Power Company), or (2) owning direct interests in the subsidiaries that own interests in the foregoing projects, the Saranac Project and the Power Resources Project.

     The Power Resources Project has project financing debt with a consortium of banks with interest and principal due quarterly over a 15-year period, beginning March 31, 1989. The original principal carried a variable interest rate based on the London Interbank Offer Rate ("LIBOR") with a .85% interest margin through the 5th anniversary of the loan, a 1.00% interest margin from the 5th anniversary through the 12th anniversary of the loan and a 1.25% interest margin from the 12th anniversary through the end of the loan. The loan is collateralized by an assignment of all revenues received by the Power Resources Project, a lien on substantially all of its real and personal property and a pledge of its capital stock.

     The outstanding $21.7 million of project financing debt, as of December 31, 2002, is scheduled to be repaid during 2003.

     Under the Power Resources Project's term loan agreement, certain covenants and conditions must be met before cash distributions can be made, the most significant of which is the maintenance of a historical quarterly debt service coverage ratio of at least 1.20:1.00 in order to permit all available cash to be distributed. The Power Resource Project was in compliance with these requirements at December 31, 2002.

     Effective June 5, 1989, the Power Resource Project entered into an interest rate swap agreement with the lender as a means of hedging floating interest rate exposure related to its 15-year term loan. The swap agreement was for initial notional amounts of $55.0 million and $110.0 million, declining in correspondence with the principal balances, and effectively fixed the interest rates at 9.385% and 9.625%, respectively, excluding the interest margin. The swap agreements are settled in cash based on the difference between a fixed and floating (index based) price for the underlying debt. The notional values of these financial instruments was $21.7 million at December 31, 2002. The Power Resource Project would be exposed to credit loss in the event of nonperformance by the lender under the interest rate swap agreement. However, the Power Resource Project does not anticipate nonperformance by the lender. The fair value of the swap as of December 31, 2002 is $1.1 million and is included in accrued liabilities in the balance sheet.

     The interest rate can be increased by payments under a Compensation Agreement included in the Power Resources' Project term loan. The Compensation Agreement, which entitles two of the term lenders to receive quarterly payments equivalent to a percentage of the Power Resources Project's discretionary cash flow ("DCF") as separately defined in the agreement, became effective for a 13-year period ending December 31, 2003. Under certain conditions relating to the amount of the Power Resources Project cash flow and the restrictions on cash distributions, the Power Resource Project has the option to replace the payment obligation in a quarter with a payment to be calculated in a future quarter and added to the end of the initial term of the agreement. The Compensation Agreement entitles the lenders to payments totaling 10% of DCF for the first ten years, 7.5% of DCF for the next three years and 10% of DCF for each quarter added to the initial term of the agreement. The Power Resource Project recorded additional interest expense of $1.3 million for the year ended December 31, 2002 related to amounts owed under the Compensation Agreement.

     In October 1994, the Saranac Partnership signed a 14-year note payable agreement with a lender for an initial principal amount of $204.6 million. Under the terms of the note payable agreement, interest rate alternatives include an option to use a Eurodollar rate or the lender's base rate. Each option includes an interest margin in addition to the applicable rate selected. The selected interest rate plus interest margin at December 31, 2002 was 2.92313%.

     Maturities of the note payable at December 31, 2002 are as follows (in thousands):

                                                                           AMOUNT
                                                                          -------
     2003.........................................................        $18,827
     2004.........................................................         22,100
     2005.........................................................         26,193
     2006.........................................................         31,104
     2007.........................................................         34,378
     Thereafter...................................................          8,798
                                                                            -----

     Total........................................................       $141,400
                                                                         ========

     The note agreements are collateralized by all of the Saranac Partnership's assets. The Saranac Partnership is restricted by the terms of the note payable agreement from making distributions or withdrawing any capital accounts without the consent of the lender. Under the terms of the note payable agreement, distributions may be made to the partners in accordance with the terms of the Saranac Partnership Agreement. The note payable agreement also requires the Saranac Partnership to maintain certain covenants. The Saranac Partnership was in compliance with these requirements at December 31, 2002.

     Effective October 7, 1994, the Saranac Partnership entered into an interest rate swap agreement with the lender as a means of hedging floating interest rate exposure related to its 14-year note payable. The swap agreement was an initial notional amount of $204.6 million and effectively fixes the interest rate at 8.185%, which increased to 8.31% in October 2001 and will increase to 8.56% in October 2005. The Saranac Partnership is exposed to credit loss in the event of nonperformance by the lender under the interest rate swap agreement. However, the Saranac Partnership does not anticipate nonperformance by the lender. The fair value of the swap as of December 31, 2002 was $19.9 million, and is included in accrued liabilities in the balance sheet.

     The Saranac Partnership has issued an irrevocable letter of credit to its gas supplier in the amount of $14.8 million. The Saranac Partnership has approximately $5.7 million available in additional unissued letters of credit. Annual fees related to these letters of credit are calculated as 1.75% of the issued balance and 0.5% of the unissued balance.

5.   SALTON SEA NOTES AND BONDS

     The Salton Sea Funding Corporation (the "Funding Corporation"), a wholly-owned indirect subsidiary of CE Generation, has issued debt securities as follows (in thousands):

                                                              SENIOR
     ISSUED DATE                                          SECURED SERIES        FINAL MATURITY DATE        RATE   DECEMBER 31, 2002
     -----------                                          --------------        -------------------        ----   -----------------
     July 21, 1995..................................             B Bonds          May 30, 2005             7.37%            $56,661
     July 21, 1995..................................             C Bonds          May 30, 2010             7.84%            109,250
     June 20, 1996..................................             E Bonds          May 30, 2011             8.30%             46,322
     October 13, 1998...............................             F Bonds          November 30, 2018        7.48%            279,445
                                                                                                                           --------
                                                                                                                           $491,678
                                                                                                                           ========

     Principal and interest payments are made in semi annual installments. The Salton Sea Notes and Bonds are non-recourse to CE Generation.

     The net revenues, equity distributions and royalties from the Partnership Projects are used to pay principal and interest payments on outstanding senior secured bonds issued by Funding Corporation, the final series of which is scheduled to mature in November 2018. Funding Corporation debt is guaranteed by certain subsidiaries of Magma and secured by the capital stock of CE Generation. The proceeds of Funding Corporation debt were loaned by Funding Corporation pursuant to loan agreements and notes (the "Imperial Valley Project Loans") to certain subsidiaries of Magma and used for construction of certain Imperial Valley Projects, refinancing of certain indebtedness and other purposes. Debt service on the Imperial Valley Project Loans is used to repay debt service on Funding Corporation debt. The Imperial Valley Project Loans and the guarantees of Funding Corporation debt are secured by substantially all of the assets of the guarantors, including the Imperial Valley Projects, and by the equity interests in the guarantors.

5.   SALTON SEA NOTES AND BONDS

     On October 13, 1998, Funding Corporation completed a sale to institutional investors of $285 million aggregate amount of 7.475% Senior Secured Series F Bonds due November 30, 2018. A portion of the proceeds was used to fund the cost of construction of, and was advanced to, the Zinc Recovery Project, which is indirectly 100% owned by Salton Sea Minerals Corp., a MEHC affiliate not owned by CE Generation. The direct and indirect owners of the Zinc Facility (the "Zinc Guarantors", which include Salton Sea Minerals Corp. and Minerals) are among the guarantors of the Funding Corporation debt. In connection with the divestiture, MEHC guaranteed the payment by the Zinc Guarantors of a specified portion of the scheduled debt service on the Imperial Valley Project Loans, including the current principal amount of approximately $137.8 million, which is included in note receivable to related party in the accompanied consolidated balance sheet and associated interest.

     Pursuant to a depository agreement, Funding Corporation established a debt service reserve fund in the form of a letter of credit in the amount of $67.6 million from which scheduled interest and principal payments could have been made. As a result of the uncertainties related to Edison, the letter of credit that supports the debt service reserve fund at Salton Sea Funding Corporation has not been not renewed, and as such cash distributions are not available to CE Generation until the Salton Sea Funding Corporation debt service reserve fund of approximately $67.6 million, has been funded or the letter of credit has been renewed or replaced. The fund has a cash balance of $46.3 million as of December 31, 2002.

     Annual repayments of the Salton Sea Notes and Bonds for the years ending December 31 are as follows (in thousands):

                                                                         AMOUNT
     2003.............................................................  $ 28,087
     2004.............................................................    30,588
     2005.............................................................    30,375
     2006.............................................................    27,744
     2007.............................................................    26,146
     Thereafter.......................................................   348,738
                                                                        --------

     Total............................................................  $491,678
                                                                        ========

     CE Generation's ability to obtain distributions from its investment in the Salton Sea Projects and Partnership Projects is subject to the following conditions:

     o the depositary accounts for the Salton Sea Notes and Bonds must be fully funded;

     o there cannot have occurred and be continuing any default or event of default under the Salton Sea Notes and Bonds;

     o the historical debt service coverage ratio of Funding Corporation for the prior four fiscal quarters must be at least 1.4 to 1.0, if the distribution occurs prior to 2000, or 1.5 to 1.0, if the distribution occurs during or after 2000; and

     o there must be sufficient geothermal resources to operate the Salton Sea Projects at their required levels.

     On July 21, 1995, Funding Corporation obtained a $15 million seven-year revolving credit agreement between Credit Suisse as bank and agent and other lenders. Interest rate is at the Adjusted Base Rate plus .375% or at the LIBOR rate plus 100 basis points. There were no borrowings during the year ended December 31, 2002.

6.   SENIOR SECURED BONDS

     On March 2, 1999, CE Generation issued $400 million of 7.416% Senior Secured Bonds due 2018. These securities are senior secured debt which rank equally in right of payment with CE Generation's other senior secured debt permitted under the indenture for the Securities, share equally in the collateral with CE Generation's other senior secured debt permitted under the indenture for the Securities, and rank senior to any of CE Generation's subordinated debt permitted under the indenture for the Securities. These securities are effectively subordinated to the existing project financing debt and all other debt of CE Generation's consolidated subsidiaries.

     The Senior Secured Bonds are primarily secured by the following collateral:

     o    all available cash flow (as defined);

     o a pledge of 99% of the equity interests in Salton Sea Power and all of CE Generation's equity interests in its other consolidated subsidiaries;

     o    a pledge of all of the capital stock of SECI Holding Inc.;

     o    a grant of a lien on and security interest in the depository accounts;
          and

     o to the extent possible, a grant of a lien on and security interest in all of CE Generation's other tangible and intangible property, to the extent assignable.

     CE Generation has issued a debt service reserve letter of credit in the amount of $24.3 million.

     Annual repayments of the Senior Secured Bonds for the years ending December 31 are as follows (in thousands):

                                                                         AMOUNT
                                                                        --------
     2003.............................................................  $ 18,000
     2004.............................................................    14,600
     2005.............................................................    14,800
     2006.............................................................    19,200
     2007.............................................................    18,000
     Thereafter.......................................................   271,800
                                                                        --------

     Total............................................................  $356,400
                                                                        ========

7.   INCOME TAXES

     Provision for income tax is comprised of the following at December 31 (in thousands):

                                                                    DECEMBER 31,
                                                                       2002
                                                                    ------------
     Current:
       Federal....................................................      $  (873)
       State......................................................          (58)
                                                                        -------

                                                                           (931)
                                                                        -------
     Deferred:
       Federal....................................................        8,991
       State......................................................        1,499
                                                                        -------

                                                                         10,490
                                                                        -------

     Total provision..............................................      $ 9,559
                                                                        =======

     A reconciliation of the federal statutory tax rate to the effective tax rate applicable to income before provision for income taxes follows:

                                                                     DECEMBER 31,
                                                                        2002
                                                                     ------------

     Federal statutory rate.......................................        35.0%
     Increases (reductions) in taxes resulting from:
       Percentage depletion.......................................        (18.1)
       Investment and energy tax credits..........................         (2.3)
       Goodwill amortization......................................           --
       State taxes, net of federal benefit........................          3.3
       Minority interest..........................................         (8.2)
       Other items, net...........................................          1.1
                                                                          -----

     Effective tax rate...........................................        10.8%
                                                                          =====

     During 2002, the Company made considerable progress on several significant income tax examination matters for prior tax years, including percentage of depletion, which resulted in a decrease in income tax expense of $15.1 million in 2002.

     Income tax expense is only provided for the taxable earnings of the Company, including its partnership interests. No provision for income taxes is provided in the accompanying consolidated financial statements for the minority interests share of the partnership earnings.

     Deferred tax liabilities (assets) comprise the following at December 31 (in thousands):

                                                                     DECEMBER 31,
                                                                        2002
                                                                     ------------
     Deferred tax liabilities:
       Properties, plant, contracts and equipment................       $262,921
       Other.....................................................          1,498
                                                                        --------

         Total deferred tax liabilities..........................        264,419
     Deferred tax assets:
       Accruals not currently deductible for tax purposes........         (4,919)
       General business tax credits..............................        (11,467)
         Total deferred tax assets...............................        (16,386)
                                                                        --------

     Net deferred tax liabilities................................       $248,033
                                                                        ========

8.   FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique. Therefore, the fair value estimates presented herein are not necessarily indicative of the amounts, which CE Generation could realize in a current transaction.

     The fair value of the note receivable from related party is estimated based on the quoted market price of the corresponding debt issue.

     The fair value of all debt issues listed on exchanges, including the note receivable from related party which is based on a debt issue listed on an exchange, has been estimated based on the quoted market prices. The project loans are estimated to have a fair value equal to the carrying values.

     The carrying amounts in the table below are included in the consolidated balance sheets under the indicated captions (in thousands):

                                                                           DECEMBER 31, 2002
                                                                      ----------------------------
                                                                       CARRYING     ESTIMATED FAIR
                                                                        VALUE           VALUE
                                                                      ---------     --------------
     Financial Assets:
       Note receivable from related parties......................      $137,789        $126,765
     Financial Liabilities:
       Project loans.............................................       163,142         163,142
       Salton Sea notes and bonds................................       491,678         464,552
       Interest rate swaps.......................................        21,023          21,023
       Senior secured bonds......................................       356,400         313,632

9.   COMMITMENTS AND CONTINGENCIES

     EDISON AND THE CALIFORNIA POWER EXCHANGE

     Due to reduced liquidity, Edison had failed to pay approximately $119 million owed under the power purchase agreements with the Imperial Valley Projects (excluding the Salton Sea V and CE Turbo Projects) for power delivered in the fourth quarter 2000 and the first quarter 2001. Due to Edison's failure to pay contractual obligations, the Imperial Valley Projects (excluding the Salton Sea V and CE Turbo Projects) had established an allowance for doubtful accounts of approximately $21 million as of December 31, 2001.

     As a result of uncertainties related to Edison, the letter of credit that supports the debt service reserve fund at Salton Sea Funding Corporation has not been extended beyond its current July 2004 expiration date, and as such, cash distributions are not available to CE Generation until the Salton Sea Funding Corporation debt service reserve fund of approximately $67.6 million has been funded or the letter of credit has been extended beyond its July 2004 expiration date or replaced. The fund has a cash balance of $46.3 million as of December 31, 2002.

     Pursuant to a settlement agreement the final payment by Edison for past due balances was received March 1, 2002. Following the receipt of Edison's payment of past due balances, the Imperial Valley Projects released the remaining allowance for doubtful accounts.

     Edison has disputed a portion of the settlement agreement and has failed to pay approximately $3.9 million of capacity bonus payments for the months from October 2001 through May 2002. On December 10, 2001 the Imperial Valley Projects (excluding the Salton Sea I, Salton Sea V and CE Turbo Projects) filed a lawsuit against Edison in California's Imperial County Superior Court seeking a court order requiring Edison to make the required capacity bonus payments under the Power Purchase Agreements. Due to Edison's failure to pay these contractual obligations, the Imperial Valley Projects have established an allowance for doubtful accounts of approximately $2.7 million. The Project entities are vigorously pursuing collection of the capacity bonus payments.

     On March 25, 2002, Salton Sea II's 10 MW turbine went out of service due to an uncontrollable force event. Such uncontrollable force event ended, and Salton Sea II returned to service, on December 17, 2002. Edison has failed to recognize the uncontrollable force event and as such has not paid amounts otherwise due and owing and has improperly derated Salton Sea II from 15 MW to 12.5 MW, under the Salton Sea II Power Purchase Agreement.

     In January 2001, the California Power Exchange ("PX") declared bankruptcy. As a result, the Salton Sea V and CE Turbo Projects have not received payment for power sold under the Transaction Agreements during December 2000 and January 2001 of approximately $3.8 million. The Imperial Valley Projects have established an allowance for doubtful accounts for the full amount of this receivable. The Project entities are vigorously pursuing collection.

     OTHER COMMITMENTS

     Power Resources has contracted to purchase natural gas for its cogeneration facility under two separate agreements, an 8-year agreement for up to 40,000 MMBTU per day, which expires in December 2003 and a 15-year agreement for 3,600 MMBTU per day which expires in June 2003. These agreements include annual price adjustments, and the 15-year agreement includes a provision, which allows the seller to terminate the agreement with a two-year written notice. As of December 31, 2002, the seller had not elected to terminate this agreement; therefore, the minimum volumes under the 15-year and 8-year agreements for the year ending December 31, 2003 are included in the future minimum payments under these contracts of approximately $24.9 million.

     CE Generation's geothermal and cogeneration facilities are qualifying facilities under and their contracts for the sale of electricity are subject to regulations under PURPA. In order to promote open competition in the industry, legislation has been proposed in the U.S. Congress that calls for either a repeal of PURPA on a prospective basis or the significant restructuring of the regulations governing the electric industry, including sections of PURPA. Current federal legislative proposals would not abrogate, amend, or modify existing contracts with electric utilities. The ultimate outcome of any proposed legislation is unknown at this time.

     The Saranac Partnership has a contract to purchase natural gas from a third party, for its cogeneration facility for a period of 15 years for an amount up to 51,000 MMBtus per day which expires in 2009. The price for such deliveries is a stated rate, escalated annually at a rate of 4%. The minimum volumes under the agreement for the years ending December 31 are included in the future minimum payments under the contract as follows (in thousands):

                                                                        AMOUNT
                                                                       --------
     2003...........................................................   $ 63,373
     2004...........................................................     66,088
     2005...........................................................     68,544
     2006...........................................................     71,286
     2007...........................................................     74,134
     Thereafter.....................................................    130,123
                                                                       --------

     Total..........................................................   $473,548
                                                                       ========

     The Salton Sea V Project is obligated to supply the electricity demands of the Zinc Recovery Project, which commenced operations in December 2002, at the market rates available to the Salton Sea V Project, less the wheeling costs. Salton Sea V Project, which commenced operations in the third quarter of 2000, expects to sell up to 22 MW of its output to Minerals. The remainder of the Salton Sea V Project output is sold through other market transactions.

     ENVIRONMENTAL

     The Company is subject to numerous legislative and regulatory environmental protection requirements involving air and water pollution, waste management, hazardous chemical use, noise abatement, and land use aesthetics.

     State and federal environmental laws and regulations currently have, and future modifications may have, the effect of (i) increasing the lead time for the construction of new facilities, (ii) significantly increasing the total cost of new facilities, (iii) requiring modification of the Company's existing facilities, (iv) increasing the risk of delay on construction projects, (v) increasing the Company's cost of waste disposal and (vi) reducing the reliability of service provided by the Company and the amount of energy available from the Company's facilities. Any of such items could have a substantial impact on amounts required to be expended by the Company in the future. Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other social and economic factors, and include estimates of associated legal costs. These amounts also consider prior experience in remediating sites, other companies' clean-up experience and data released by the Environmental Protection Agency or other organizations. These estimated liabilities are subject to revision in future periods based on actual costs or new circumstances, and are included in the accompanying balance sheets at their undiscounted amounts. As of December 31, 2002, the environmental liabilities recorded on the balance sheet were $5.3 million.

10.  RELATED PARTY TRANSACTIONS

     Pursuant to the Administrative Services Agreement, MEHC provides certain administrative and management services to CE Generation, and MEHC's executive, financial, legal, tax and other corporate staff departments perform certain services for CE Generation. Expenses incurred by MEHC and allocated to CE Generation were estimated based on the individual services and expense items provided. There were no allocated expenses in 2002. On August 1, 2002, the Administrative Services Agreement between MEHC and CE Generation was amended to provide for a fixed monthly fee in lieu of certain expenses, which were being allocated. The fixed fee, which was retroactive to January 1, 2002 and ends December 2004, is $258,333 per month and is included in general and administrative expense.

     The Company participates in multi-employer pension plans sponsored by MEHC. The Company's contributions to the various plans was approximately $1.8 million in 2002.

     On September 29, 2000, Salton Sea Power and CE Turbo entered into an agreement to sell all available power from the Salton Sea V Project and CE Turbo Project to EPME. Under the terms of the agreement, EPME purchased and sold available power on behalf of Salton Sea Power and CE Turbo, into the California ISO markets. The purchase price for the available power was equivalent to the value actually received by EPME for the sale of such power, including renewable premiums.

     On January 17, 2001, Salton Sea Power and CE Turbo entered into a Transaction Agreement to sell available power from the Salton Sea V Project and CE Turbo Project to EPME. Under the terms of the agreement, at the option of Salton Sea Power and CE Turbo, EPME purchased all available power from the Salton Sea V Project and CE Turbo Project based on day ahead price quotes received from EPME.

     On March 27, 2001 and May 1, 2001, the Imperial Valley Projects entered into Transaction Agreements to sell available power to EPME based on percentages of the Dow Jones SP-15 Index. On June 22, 2001, the Imperial Valley Projects (excluding the Salton Sea V Project and CE Turbo Project) ceased selling available power to EPME and resumed power sales to Edison under the Power Purchase Agreements ("PPAs"). Effective September 16, 2002 Salton Sea Power and CE Turbo entered into Transaction Agreements to sell available power to EPME at increased percentages of the Dow Jones SP-15 Index.

     Pursuant to these agreements, sales to EPME from the Company totaled $8.9 million in 2002. As of December 31, 2002, accounts receivable from EPME were $1.4 million.

     Pursuant to the November 1, 1998 Amended and Restated Power Sales Agreements, Salton Sea Power and CE Turbo are to provide Minerals with its full electrical energy requirements at the market rates available to them, less wheeling costs.

     Effective August 1, 2002, Salton Sea Power and CE Turbo amended their respective power sale agreements with Minerals to provide for a fixed price of $31.00 per megawatt hour for all hours of August 1, 2002 through December 31, 2002. Pursuant to these agreements, sales to Minerals from Salton Sea Power totaled $0.4 million for the year ended December 31, 2002, and there were no sales to Minerals from CE Turbo for the year ended December 31, 2002. There were no material accounts receivable balances at December 31, 2002.

11.  SUBSEQUENT EVENTS

     On January 29, 2003, TransAlta USA Inc. ("TransAlta"), a wholly owned subsidiary of TransAlta Corporation, purchased EPME's 50% interest in CE Generation. Pursuant to a Transaction Agreement dated January 29, 2003, Salton Sea Power and CE Turbo began selling available power to TransAlta on February 12, 2003 based on percentages of the Dow Jones SP-15 Index. Such agreement will expire on October 15, 2003.

12.  RECONCILIATION OF UNITED STATES GAAP TO CANADIAN GAAP

     On January 29, 2003, TransAlta Corporation, a Canadian company, acquired a 50% interest in CE Generation, LLC from El Paso Merchant Energy North America Company.

     The financial statements of CE Generation, LLC are prepared in accordance with United States GAAP ("US GAAP") which, in most respects, conforms to Canadian GAAP. Significant differences between US and Canadian GAAP are as follows:

     There are no differences between US GAAP and Canadian GAAP in amounts reported as net earnings or cash flows from operating, financing and investing activities.

     Balance sheet items in accordance with Canadian GAAP are as follows:

                                                                                         DECEMBER 31, 2002
                                                                       NOTES         US GAAP       CANADIAN GAAP
                                                                       -----         -------       -------------
     Accounts payable and other accrued liabilities................     (b)         $ 63,103          $ 42,080
     Deferred income tax liability.................................     (c)          248,033           253,503
     Minority interest.............................................     (d)           52,379            58,079
     Members' equity...............................................     --           499,748           499,748
     Accumulated other comprehensive loss..........................    (a)(b)         (9,853)               --

     RECONCILING ITEMS

     (a)  COMPREHENSIVE LOSS

          Under US GAAP, specific items are required to be recognized as components of comprehensive income (loss) and reported in a financial statement that is displayed with the same prominence as other financial statements, and display the accumulated balance of other comprehensive income (loss) separately in the equity section of a statement of financial position. Under Canadian GAAP no such reporting requirements exist.

     (b)  INTEREST RATE SWAPS

          As a result of the adoption of SFAS 133/138 effective January 1, 2001, CE Generation recorded the fair value of the interest rate swap agreements at January 1, 2001. The offset is recorded in accumulated other comprehensive income.

          The changes in the fair value of the interest swap agreements for the year ended December 31, 2002 are recorded as a charge to comprehensive income.

          Under Canadian GAAP the fair value of the interest rate swap agreements are not reflected in the financial statements.

     (c)  DEFERRED INCOME TAX LIABILITY

          Income tax effect of changes in the fair value of the interest rate swap agreements.

     (d)  MINORITY INTEREST

          Adjustment to reflect minority interest's share of the fair value of the interest rate swap agreements.